Exhibit 1.04

CDC Games Completes Acquisition of
OPTIC Games Division of CITIC Pacific

Acquisition Adds Development Experience and Infrastructure of a
Leading China-Based Games Publisher

Beijing, July 17, 2007 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that it has completed the acquisition of OPTIC, the online games publishing division of CITIC Pacific. OPTIC is recognized as one of the leading brands in online games in China with several popular online game titles including SHAIYA , MIR III and EVE. With over 43 million registered users, the addition of OPTIC brings the CDC Games total registered users to over 90 million.

OPTIC will continue to operate its strong portfolio of existing games under its own well-known brand and will also serve as another platform to launch CDC’s pipeline of games to provide more diversity and choice to gamers in China. OPTIC also brings deep experience in launching new games and the operational expertise needed to successfully host multiple games from a common platform. OPTIC’s billing and universal log-on system will facilitate the cross selling of the CDC Games portfolio to its large base of registered users.

“We are very pleased to announce the completion of the OPTIC acquisition which adds highly synergistic products and delivery capabilities to our current operations,” said Peter Yip, CEO of CDC Games. “The OPTIC team has already begun demonstrating their added value within CDC Games through their assistance with the very successful launch of Special Force last month. Additionally, OPTIC has posted month-to-month double-digit revenue growth, just since we announced the pending acquisition one month ago.”

OPTIC has established itself as one of the leading games publishers in China. SHAIYA, is a Korean massive multiplayer online fantasy role playing game launched in China in November 2006 and was ranked as one of the most anticipated online games in China last year. MIR III is the latest installment of the very popular MIR series. EVE Online is a massive multiplayer online space strategy game from Iceland which has frequently been the number one game on www.mmorpg.com, a leading English language game portal. EVE Online was launched in China in June 2006.

“We are happy to join the CDC Games family and with their support we will continue to build on Optic’s proud history as one of China’s leading online game publisher,” said John Huen Chief Operating Officer of Optic.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 90 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of CDC Games to integrate Optic, the ability to leverage upon the experience of Optic to advance CDC Games, the ability to utilize Optic’s billing and log in system to cross sell to CDC Games, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to develop and market successfully new online games; (c) the future growth of the online games industry in the China market; (d) the possibility of development delays; (e) the development of competing products and technology; and (f) the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Media Relations
Scot McLeod
CDC Corporation
678-259-8625
Email: scotmcleod@cdcsoftware.com

Investor Relations
Monish Bahl
CDC Corporation
678-259-8510
Email: Mbahl@cdcsoftware.com